Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-271861

Prospectus Supplement No. 1

(To Prospectus dated July 3, 2023)

ECARX Holdings Inc.

23,871,971 CLASS A ORDINARY SHARES UNDERLYING WARRANTS,

291,679,672 CLASS A ORDINARY SHARES AND

8,872,000 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 3, 2023 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-271861), with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on July 28, 2023. The Prospectus relates to (i) the issuance by ECARX Holdings Inc. of up to 23,871,971 Class A Ordinary Shares, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 291,679,672 Class A Ordinary Shares (including 8,872,000 Class A Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) up to 8,872,000 Sponsor Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “ECX” and “ECXWW,” respectively. On July 31, 2023, the closing price of our Class A ordinary shares on Nasdaq was $5.46 per share, and the closing price of our warrants on Nasdaq was $0.0749 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 18 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 1, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of July 2023

Commission File Number: 001-41576

ECARX Holdings Inc.

(Translation of registrant’s name into English)

ECARX office, 2nd Floor South, International House

1 St. Katharine’s Way

London E1W 1UN

United Kingdom

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒      Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release—ECARX Appoints New Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ECARX Holdings Inc.

By		/s/ Ziyu Shen
Name	:	Ziyu Shen
Title	:	Chief Executive Officer

Date: July 28, 2023

Exhibit 99.1

ECARX Appoints New Chief Financial Officer

July 28, 2023 07:00 ET| Source: ECARX LIMITED

LONDON, July 28, 2023 (GLOBE NEWSWIRE) — ECARX Holdings, Inc. (Nasdaq: ECX) (“ECARX” or the “Company”), the global mobility tech provider, today announced that it has appointed Mr. Phil Jing Zhou as its chief financial officer, effective on July 28, 2023. Mr. Zhou will succeed Mr. Ramesh Narasimhan, who will take on the position of advisor to the chief executive officer with effect from the same date.

Ziyu Shen, ECARX’s Co-founder, Chairman and CEO said: “Phil has been a key part of the leadership team at ECARX since the beginning of 2021 and has excelled in each of his roles in the business, most recently as EVP of China Operations. I look forward to him returning to a finance role as the group’s Chief Financial Officer. I would like to thank Ramesh for his support in helping us through our listing on Nasdaq and starting our journey as a public company and I am looking forward to working with him and Phil in their new capacities.”

Mr. Zhou has more than 20 years of experience in finance and business operations in the information technology industries of Greater China and North Asia. He joined ECARX in 2021 as chief of staff to the chief executive officer, China chief financial officer and vice president of business operations and has served as executive vice president, China operations since May 2023. Mr. Zhou previously held the senior management positions in a number of high-tech enterprises, including vice president of sales operations in Alibaba Cloud Intelligent Group, general manager of business and sales operations in Microsoft Greater China, and head of business operations and chief of staff to the chief executive officer of Amazon Web Services Greater China, where he was responsible for overall business planning, go-to-market strategy development, and commercial operations. Mr. Zhou had served as Dell Inc.’s senior finance director in Greater China for a long time, responsible for financial planning and analysis, product planning and pricing strategies, revenue and profitable growth strategies, go-to-market model design and implementation, cash flow management, and internal control and assurance. Mr. Zhou received his bachelor’s degree of management science from Fudan University and his MBA from Washington University in St. Louis. Mr. Zhou is a member of The Association of International Accountants.

About ECARX

ECARX (Nasdaq: ECX) is a global mobility-tech provider partnering with automotive OEMs to reshape the automotive landscape as the industry transitions to an all-electric future. As automotive OEMs develop new vehicle platforms from the ground up, ECARX is developing a full-stack solution – central computer, System-on-a-Chip (SoCs), and software to help continually improve the in-car user experience. The Company’s products have been integrated into more than 5 million cars worldwide, and it continues to shape the interaction between people and vehicles by rapidly advancing the technology at the heart of smart mobility.

ECARX was founded in 2017 and has grown to almost 1,500 team members. The co-founders are two automotive entrepreneurs, chairman and chief executive officer Ziyu Shen, and Eric Li (Li Shufu), who is also the founder and chairman of Zhejiang Geely Holding Group – one of the largest automotive groups in the world, with ownership interests in international brand OEMs including Lotus, Lynk & Co, Polestar, smart, and Volvo Cars.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, amongst other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “preliminary,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially, including, but not limited to statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, and the markets in which we operate.

For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statement, see ECARX’s filings with the U.S. Securities and Exchange Commission. ECARX undertakes no obligation to update or revise and forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law.

Investor Contacts:

Adam Kay, ir@ecarxgroup.com

Media Contacts:

ecarx@blueshirtgroup.com